Exhibit 107

Calculation of Filing Fee Tables

Form S-1

OneMeta Inc.

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)		Fee Rate	Amount of Registration Fee(3)
Equity	Common stock, par value $0.001 per share(2)	Rule 457(o) and Rule 457(c)	-	-	$12,000,000	(3)(4)	$0.00015310	$1,837.20	(4)
Equity	Pre-funded Warrants to purchase common stock	-	-	-	-	(5)	-
Equity	Shares of common stock issuable upon exercise of the Pre-funded Warrants	-	-	-	-		-
Equity	Representatives’ Warrants to purchase common shares(6)	Rule 457(g)	-	-			-
Equity	Common shares issuable upon exercise of the Representatives’ Warrants(7)	Rule 457(g)	-	-	$750,000		$0.00015310	$114.83
Total Offering Amounts								$1,952.03
Total Fee Offsets								–
Net Fee Due								$1,952.03

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of common shares that the underwriters have the option to purchase to cover over-allotments, if any.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(4)	Maximum aggregate offering price of $12,000,000 comprised of the sales of Common Stock and the Pre-funded Warrants hereunder.
(5)	No separate fee is required pursuant to Rule 457(i) under the Securities Act. The Pre-funded Warrants are exercisable at an exercise price of $0.0001 per Pre-funded Warrant.
(6)	In accordance with Rule 457(g) under the Securities Act, because the common shares of the registrant underlying the Representatives’ Warrants are registered hereby, no separate registration fee is required with respect to the Representatives’ Warrants registered hereby.
(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The Representatives’ Warrants is exercisable at a per common share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representatives’ Warrants is $750,000 which is equal to 125% of $600,000 (5% of the proposed maximum aggregate offering price for the common shares of $12,000,000). Pursuant to Rule 416, the registrant is also registering an indeterminate number of additional common shares that are issuable by reason of the anti-dilution provisions of the Representatives’ Warrants.